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                                                                     EXHIBIT 4.5

                          ADAM SMITH & COMPANY, INC.
                             101 East 52nd Street
                              New York, NY 10022
                              Tel (212) 751-4900
                              Fax (212) 751-2892



                                                 December 3, 1999


Eugene Gordon
Chairman of the Board & CEO
Medjet Inc.
1090 King George Post Road
Edison, New Jersey 08837


       Re:  Investment Banking Agreement
            ----------------------------

Gentlemen:

1. Medjet Inc. and/or related entities (the "Company") hereby engages Adam Smith & Company, Inc. ("Adam Smith") to provide investment banking services under the terms described herein. Adam Smith will provide investment banking services that the Company may reasonably request including providing advice concerning relations with securities analysts, the evaluation of potential public or private financings, acquisitions, purchases or sales of major assets and mergers that have been proposed to the Company and those which may be proposed to the Company in the future. We shall not be responsible, of course, for your effectuating any particular transaction. In the event we perform any functions other than acting as your agent hereunder, such as obtaining funds for you or placing your securities, acting as tender agent or arranging for acquisitions or mergers, we shall be entitled to such compensation for such services as we may hereafter agree upon, in addition to the compensation provided for in the next paragraph; however, inability to reach agreement shall not be deemed a breach hereof.

2. In consideration of the execution and delivery of this investment banking agreement, the Company will irrevocably issue to Adam Smith warrants to purchase 500,000 (five hundred thousand) shares of the Company's common stock ("Common Stock") at a price of U.S. $3.50 (three dollars and fifty cents) per share. All warrants referred to herein will be substantially in the form attached hereto as Exhibit A. The rights granted pursuant to the warrant shall not be affected by the performance of services hereunder or payment of other compensation for such services.

3. Adam Smith shall have the right of first refusal during the Term to act as your investment banker in any transaction(s) such as a merger or sale of the Company, a sale by the Company of all or substantially all of its assets, an acquisition of another company or business, a public or
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private financing of the Company, a joint venture or licensing arrangement or similar transaction (each a "Transaction").

4. In the event that, during the period of the engagement of Adam Smith hereunder, the Company or any of its officers, directors, employees or representatives are considering retaining an investment banker or other financial advisor in connection with a proposed Transaction, the Company will notify Adam Smith, including providing information concerning the nature of the proposed Transaction and proposed investment banking compensation, in order that Adam Smith can evaluate such Transaction and its interest in exercising its right of first refusal.

5. In the event that for any reason the Company shall fail to pay to Adam Smith all or any portion of any fees payable hereunder when due, interest shall accrue and be payable on the unpaid cash balance hereunder from the date then first due through and including the date when actually collected by Adam Smith, at a rate equal to fourteen percent (14%) per year.

6. This Agreement shall be effective on the date hereof and shall be in effect for a minimum of three years following the date hereof (the "Initial Term"). At the end of the Initial Term, this Agreement shall be automatically extended until thirty (30) days after written notice is given by either party to terminate this Agreement (the Initial Term as extended, the "Term"). Notwithstanding anything herein to the contrary, if the Company shall, within one year immediately following the termination of the Agreement, conclude a Transaction based on any Transaction that was initiated during the Term and with respect to which Adam Smith performed any services hereunder, the Company shall also pay Adam Smith the fee determined above.

7. (a) The Company agrees to indemnify and hold harmless Adam Smith, its directors, officers, employees, legal counsel, agents and stockholders, (all of such persons being hereinafter collectively referred to as the "Indemnified Parties") against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements reasonably incurred in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the reasonable costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which an Indemnified Party is a party), directly or indirectly caused by, relating to, based upon, arising out of or in connection with (a) Adam Smith's acting for the Company, including, without limitation, any act or omission by an Indemnified Party in connection with its acceptance of or the performance or nonperformance of its obligations under the Agreement, as it may be amended from time to time; (b) any untrue statement or alleged untrue statement of material fact contained in, or omissions or alleged omissions from, any information furnished to an Indemnified Party, an investor, lender, provider of funding or any party to the transaction; or (c) any Consummated Transaction, provided, however, such indemnity agreement shall not apply to any portion of
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any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of the particular Indemnified Party. The Company also agrees that an Indemnified Party shall not have any liability (whether direct or indirect, in contract or tort or

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otherwise) to the Company or to any person claiming through the Company for or in connection with the engagement of Adam Smith, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Adam Smith's gross negligence or willful misconduct.

     (b) The provisions shall be in addition to any liability the Company may otherwise have to any of the Indemnified Parties.

     (c) If any action, suit, proceeding or investigation is commenced, as to which an Indemnified Party proposes to demand indemnification, it shall notify the Company with reasonable promptness; provided, however, that any failure by
                                        --------  -------
an Indemnified Party to notify the Company shall not relieve the Company from its obligations hereunder. Each Indemnified Party shall have the right to retain counsel of its own choice to represent it, and the Company shall pay the fees, expenses and disbursements of such counsel; and such counsel shall to the extent consistent with its professional responsibilities cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against an Indemnified Party made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of an Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the respective Indemnified Party of an unconditional release from all liability in respect of such claim.

     In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, and also the relative fault of the Company, on the one hand, and the respective Indemnified Party or Indemnified Parties, as applicable on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relative equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, the respective Indemnified Party or Indemnified Parties, as applicable, shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by the respective Indemnified Party or Indemnified Parties, as applicable, in connection with the foregoing.

     Neither termination nor completion of the engagement of Adam Smith pursuant to the Agreement shall affect the provisions of this Section 7 which then shall remain operative and in full force and effect.

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8.   The Company shall bear Adam Smith's reasonable expenses incurred in connection with performance of its duties hereunder, including without limitation the reasonable fees and expenses of its outside counsel and travel expenses; provided that Adam Smith will obtain the Company's prior approval before incurring travel expenses or retaining experts (other than counsel).

9. Neither the Company nor Adam Smith shall make any public statement about this agreement or any transactions or services described herein mentioning the other party without the prior written consent of the other party, unless that party determines in good faith, on the advice of legal counsel, that public disclosure is required by law, in which case that party shall consult with the other party prior to making a statement.

10. The Company represents and warrants to Adam Smith that Adam Smith's engagement and compensation hereunder has been duly authorized and approved by the Board of Directors of the Company and this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company.

11. The parties hereto acknowledge and agree that Adam Smith is not acting as an agent or a fiduciary of the Company or its stockholders in connection with any services that may be performed hereunder.

12. Any advice rendered by Adam Smith hereunder is solely for the benefit of the Company's board of directors only and may not be relied upon by any other person.

13. This Agreement has been executed and delivered in the State of New York and shall be governed by the laws of such state, without giving effect to the conflict of laws rules thereunder.

14. This Agreement shall be binding upon, and enforceable against, the successors and assigns of each of the undersigned.

15. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Please sign this letter at the place indicated below and return it to the undersigned.

Very truly yours,

ADAM SMITH & COMPANY, INC.



By: /s/ Richard Grossman
    ----------------------------------------
        Managing Director

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AGREED:

MEDJET INC.


By: /s/ Eugene Gordon
   ------------------------------------
        Eugene Gordon
        Chairman of the Board & CEO

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